Exhibit 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
B. Allen Connell, Director of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS AND RECORD PRODUCTION RATES

HOUSTON, November 9, 2006 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the third quarter of 2006, which included the following highlights:

Results for the Third Quarter 2006 --

•	Production of 2.86 Bcfe, a record of 31,042 Mcfe/d.

•	Revenue of $20.3 million.

•	Net Income of $4.8 million.

•	EBITDA, as defined below, of $15.7 million.

Revenues for the three months ended September 30, 2006 were $20.3 million, 10 percent higher than the $18.4 million during the quarter ended September 30, 2005. The increase in revenues was primarily driven by higher production, partially offset by lower realized natural gas prices. Production volumes during the three months ended September 30, 2006 were 2.86 Bcfe, 31 percent higher compared to 2.18 Bcfe during the third quarter of 2005, and 18% higher compared to the Company’s second quarter 2006 production of 2.42 Bcfe, largely due to new production from the Galloway Gas Unit I Well #2 and new wells in the Barnett Shale play. Carrizo’s average oil sales price increased six percent to $68.46 per barrel compared to $64.42 per barrel during the third quarter of 2005, while the average natural gas sales price decreased 21 percent to $6.39 per Mcf compared to $8.08 per Mcf in the third quarter of 2005. The above prices exclude the cash effect of hedging activities. Prices that include the cash effect of hedges are presented in the table below.

The Company reported net income of $4.8 million, or $0.19 and $0.18 per basic and diluted share, respectively, for the three months ended September 30, 2006, as compared to a net loss of $(7.9) million, or $(0.33) per basic and diluted share for the same quarter during 2005. Excluding a $0.9 million non-cash, after-tax benefit, comprised of the market-to-market unrealized gain of $1.4 million on derivatives and the stock compensation expense of $0.5 million, net income for the quarter ended September 30, 2006 was $3.9 million, or $0.15 per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the third quarter of 2006 was $15.7 million, or $0.62 and $0.60 per basic and diluted share, respectively, as compared to $13.3 million, or $0.55 per basic and diluted share, during the third quarter of 2005.

Lease operating expenses (excluding production taxes) increased to $2.9 million during the three months ended September 30, 2006 as compared to $1.3 million for the third quarter of 2005, largely due to the increased well count of Barnett Shale wells, increased production, workovers and the rising costs of oilfield services.

Depreciation, depletion and amortization expenses (“DD&A”) were $7.6 million during the three months ended September 30, 2006 ($2.66 per Mcfe) as compared to $4.7 million ($2.16 per Mcfe) during the third quarter of 2005. The increase in DD&A expense was due primarily to increased production and an increase in the DD&A rate primarily due to additions to the proved property cost base.

General and administrative expenses (“G&A”) increased to $2.3 million during the three months ended September 30, 2006 from $1.9 million during the same quarter of 2005. The increase in G&A was due primarily to $0.3 million for increased contract labor costs to cover certain accounting staff vacancies and support the continued phase-in of our integrated software system.

Non-cash stock-based compensation expense was $0.8 million ($0.5 million after tax) for the three months ended September 30, 2006.

The net gain on derivatives was $3.7 million during the three months ended September 30, 2006, comprised of (1) $2.2 million ($1.4 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives ($2.9 million gain on oil and gas derivatives and $(0.7) million loss on interest rate swaps) and (2) $1.5 million gain for cash settled derivatives ($1.1 million gain on oil and gas derivatives and $0.4 million gain on interest rate swaps).

Interest expense, net of amounts capitalized, was $2.1 million for the three months ended September 30, 2006 compared to $1.8 million for the three months ended September 30, 2005. The increase is primarily attributable to the borrowings under the Company’s senior secured credit facility beginning in May 2006, and in part to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP, which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization) in each period. Starting in the fourth quarter 2005, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of the Company’s unproved property balance.

Results for the Nine Months Ended September 30, 2006 --

•	Record production of 8.05 Bcfe.

•	Record revenue of $58.7 million.

•	Record Net Income of $14.0 million.

•	Record EBITDA, as defined below, of $43.8 million.

Revenues for the nine months ended September 30, 2006 were $58.7 million, 17 percent higher than the $50.0 million during the nine months ended September 30, 2005. The increase in revenues was primarily driven by higher production. Production volumes during the nine months ended September 30, 2006 were 8.05 Bcfe, 17 percent higher compared to 6.88 Bcfe during the same period of 2005. Carrizo’s average natural gas sales price for the nine months ended September 30, 2006 decreased two percent to $6.74 compared to $6.89 per Mcf in the same period of 2005, and the average oil sales price for the nine months ended September 30, 2006 increased 16 percent to $65.54 per barrel from $56.34 per barrel during the same period in 2005. The above prices exclude the cash effect of hedging activities. Prices that include cash effect of hedges are presented in the table below.

The Company reported net income of $14.0 million, or $0.57 and $0.55 per basic and diluted share, respectively, for the nine months ended September 30, 2006, as compared to a net loss of $(2.9) million, or $(0.12) per basic and diluted share for the same period during 2005. Excluding a $3.5 million non-cash, after-tax benefit, comprised of the market-to-market unrealized gain of $5.0 million on derivatives, the stock compensation expense of $1.3 million and the loss on early extinguishment of debt of $0.2 million, net income for the nine months ended September 30, 2006 was $10.4 million, or $0.43 and $0.41, respectively, per basic and diluted share.

EBITDA (earnings before interest, income tax, depreciation and amortization expenses, and certain other non-cash items) during the first nine months of 2006 was $43.8 million, or $1.79 and $1.73 per basic and diluted share, respectively, as compared to $35.8 million, or $1.53 per basic and diluted share, respectively, during the first nine months of 2005.

Lease operating expenses (excluding production taxes) increased to $8.2 million during the nine months ended September 30, 2006 as compared to $4.2 million for the same period of 2005, largely due to the increased well count of Barnett Shale wells, increased production, higher workover expenses, rising costs of oilfield services and higher ad valorem taxes.

Depreciation, depletion and amortization expenses (“DD&A”) were $21.6 million during the nine months ended September 30, 2006 ($2.69 per Mcfe) as compared to $14.4 million ($2.09 per Mcfe) during the same period of 2005. The increase in DD&A expense was due to increased production and an increase in the DD&A rate primarily due to additions to the proved property cost base.

General and administrative expenses (“G&A”) increased to $8.5 million during the nine months ended September 30, 2006 from $6.2 million during the same period of 2005. The increase in G&A was due primarily to higher incentive compensation and base salary costs of $0.9 million; increased contract labor costs of $1.1 million to cover certain accounting staff vacancies and to support the continued phase-in of our new integrated software system; and $0.1 million in higher audit fees related to the Company’s financial restatement for mark-to-market accounting on derivatives.

Non-cash stock-based compensation expense was $2.0 million ($1.3 million after tax) for the nine months ended September 30, 2006.

The net gain on derivatives was $12.1 million during the nine months ended September 30, 2006, comprised of (1) $7.7 million ($5.1 million after tax) for the unrealized mark-to-market, non-cash gain on derivatives ($7.4 gain million on oil and gas derivatives and $0.3 million gain on interest rate swaps) and (2) $4.4 million for cash settled gains ($3.7 million gain for oil and gas derivatives and $0.7 gain million on interest rate swaps).

Loss on the early extinguishment of debt was $0.3 million ($0.2 million after tax) in connection with the Company’s refinancing of its first lien credit facility in May 2006. The Company’s borrowing base availability under the senior secured credit facility was $50 million with $18 million drawn and outstanding at September 30, 2006. Effective November 1, 2006, the Company’s borrowing base availability was increased to $65 million.

Interest expense, net of amounts capitalized, was $6.5 million for the nine months ended September 30, 2006 compared to $2.9 million for the same period in 2005. The increase was attributable to the higher debt level following the Company’s July 2005 refinancing and to borrowings under the Company’s senior secured credit facility beginning in May 2006, and in part to the maximum interest expense that is capitalizable (“capitalizable interest”) under GAAP, which has typically been equal to or greater than the gross interest expense (i.e. interest expense before capitalization) in each period. Starting in the fourth quarter 2005, the gross interest expense exceeded the capitalizable interest by an amount proportionate to the outstanding debt in excess of the Company’s unproved property balance.

S.P. Johnson IV, Carrizo’s President and Chief Executive Officer, commented, “We had one of the best operational quarters in our history, including continued growth in production, currently at a record rate of 44.0 Mmcfe/d, including 19.5 Mmcfe/d in the Barnett Shale. We continue to define the Company’s upside potential with Barnett Shale downspacing. We are also preparing to frac horizontal Barnett Shale wells drilled in “Tier 2” Erath County, Texas and our high potential “core” wells in southeast Tarrant County, Texas.”

“We remain focused on expanding our acreage position in our other Shale plays, in which we now have over 224,000 net acres. In the Floyd Shale in Mississippi, where we have leased over 120,000 net acres, we have recently completed our 3-D survey and have begun processing the data. We plan to spud our first Floyd Shale well in the fourth quarter.”

“In the Gulf Coast, we successfully drilled our Baby Ruth prospect, where we retained a 75% working interest, encountering 68 feet of pay. First production is expected about December 1st. In Matagorda County, our company-operated Mega-Mata well is currently being logged at 21,200 feet. The Wintershall operated well in the southern North Sea has been logged and production casing set. Flow testing will begin immediately.”

“Our borrowing base availability recently increased to $65 million on November 1, 2006 from $50 million and should provide the additional liquidity needed to execute our capital expenditure program into 2007.”

Carrizo Oil & Gas, Inc., is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in proven onshore trends along the Texas and Louisiana Gulf Coast regions and the Barnett Shale area in North Texas. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including high potential wells, liquidity for the Company’s capital expenditures program, timing of drilling of a Floyd Shale well, timing of production from the well in the Baby Ruth prospect in Liberty County, Texas, potential effects or timing, cash flow, the expected timing of drilling of additional wells, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company’s Form 10-K/A for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005

Oil and natural gas revenues	$20,333,656	$18,442,305	$58,726,923	$50,042,057

Costs and expenses:
Lease operating expenses	2,939,950	1,298,426	8,194,010	4,153,774
Production tax	952,104	941,848	2,785,546	2,915,202
Depreciation, depletion and amortization	7,594,315	4,701,331	21,630,312	14,390,489
General and administrative expenses	2,307,884	1,922,755	8,470,067	6,232,436
Accretion expense related to asset retirement obligations	79,056	17,530	237,169	52,590
Stock-based compensation expense	809,949	1,915,002	1,998,865	2,945,104

Total costs and expenses	14,683,258	10,796,892	43,315,969	30,689,595

Operating income	5,650,398	7,645,413	15,410,954	19,352,462

Mark-to-market gain (loss) on derivatives, net	2,164,423	(10,769,214)	7,733,851	(11,494,195)
Realized gain (loss) on derivatives, net	1,519,624	(867,816)	4,353,235	(688,919)
Equity in income (loss) on Pinnacle Gas Resources, Inc.	-	(1,906,037)	34,914	(3,173,431)
Loss on extinguishment of debt	(12,114)	(3,721,021)	(294,094)	(3,721,021)
Other income and expenses, net	28,530	(73,511)	202,314	(292,043)
Interest income	198,527	445,093	842,965	520,664
Interest expense, net of amounts capitalized	(2,143,163)	(1,803,624)	(6,518,427)	(2,949,459)

Income (loss) before income taxes	7,406,225	(11,050,717)	21,765,712	(2,445,942)

Income tax expense (benefit)	2,655,540	(3,134,682)	7,793,080	452,492

Net income (loss) available to common shares	$4,750,685	$(7,916,035)	$13,972,632	$(2,898,434)

EBITDA (see table below)	$15,681,872	$13,337,949	$43,832,849	$35,759,683

Basic net income (loss) per common share	$0.19	$(0.33)	$0.57	$(0.12)

Diluted net income (loss) per common share	$0.18	$(0.33)	$0.55	$(0.12)

Basic weighted average common shares outstanding	25,254,054	24,198,152	24,549,045	23,302,734

Diluted weighted average common shares outstanding	25,987,388	24,198,152	25,271,731	23,302,734

______________________________
(A) Interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(4,883,554)	$(3,475,072)	$(13,752,252)	$(6,845,487)
Capitalized interest	2,740,391	1,671,448	7,233,825	3,896,028

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	9/30/2006	12/31/05
	(unaudited)
ASSETS:
Cash and cash equivalents	$1,406,266	$28,724,993
Fair value of derivative financial instruments	4,821,387	-
Other current assets	33,939,645	31,459,236
Property and equipment, net	405,675,862	314,074,507
Other assets	5,429,045	6,156,559
Investment in Pinnacle Gas Resources, Inc.	2,771,266	2,687,199

TOTAL ASSETS	$454,043,471	$383,102,494

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$44,074,986	$46,778,992
Fair value of derivative financial instruments	297,253	1,563,059
Current maturities of long-term debt	1,507,788	1,534,989
Long-term notes payable	164,627,951	147,759,355
Deferred income taxes	31,506,927	24,550,569
Other liabilities	3,983,436	5,530,801
Equity	208,045,130	155,384,729

TOTAL LIABILITIES AND EQUITY	$454,043,471	$383,102,494

Income tax expense (benefit) for the three-month periods ended September 30, 2006 and 2005 include a $2,558,061 and $(3,200,638), respectively, provision for deferred income taxes and a $97,479 and $65,956, respectively, provision for currently payable franchise taxes.

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
Reconciliation of Net Income to EBITDA	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005

Net Income	$4,750,685	$(7,916,035)	$13,972,632	$(2,898,434)

Adjustments:
Depreciation, depletion and amortization	7,594,315	4,701,331	21,630,312	14,390,489
Unrealized mark-to-market (gain) loss on derivatives	(2,164,423)	10,769,214	(7,733,851)	11,494,195
Loss on extinguishment of debt	12,114	3,721,021	294,094	3,721,021
Interest expense, net of amounts capitalized and interest income	1,944,636	1,358,531	5,675,462	2,428,795
Income tax expense	2,655,540	(3,134,682)	7,793,080	452,492
Equity in Pinnacle Gas Resources, Inc.	-	1,906,037	(34,914)	3,173,431
Stock based compensation expense	809,949	1,915,002	1,998,865	2,945,104
Accretion expense related to asset retirement obligations	79,056	17,530	237,169	52,590

EBITDA, as defined	$15,681,872	$13,337,949	$43,832,849	$35,759,683

EBITDA per basic common share	$0.62	$0.55	$1.79	$1.53

EBITDA per diluted common share	$0.60	$0.55	$1.73	$1.53

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	68,887	53,368	179,019	178,478
Natural gas (Mcf)	2,442,549	1,857,810	6,975,290	5,807,218
Natural gas equivalent (Mcfe)	2,855,871	2,178,018	8,049,404	6,878,086

Average sales prices-

Oil and condensate (per Bbl)	$68.46	$64.42	$65.54	$56.34
Oil and condensate (per Bbl) - with hedge impact	$67.27	$62.84	$64.93	$55.79
Natural gas (per Mcf)	$6.39	$8.08	$6.74	$6.89
Natural gas (per Mcf) - with hedge impact	$6.88	$7.65	$7.28	$6.78
Natural gas equivalent (per Mcfe)	$7.12	$8.47	$7.30	$7.28